                                                                   EXHIBIT 99(1)

         Harrah's Entertainment, Inc. Reports 2001 Full-Year, Fourth-Quarter Results; Record Revenues And EBITDA Achieved; Adjusted EPS Rose 36.9 Percent In Year

         LAS VEGAS, February 6, 2002 - Harrah's Entertainment, Inc. (NYSE:HET) today reported Adjusted Earnings Per Share of $2.04 for the year ended December 31, 2001, up 36.9 percent from the Adjusted EPS of $1.49 reported for 2000.

         Including all items, net income per diluted share was a record $1.81 in 2001, compared with a net loss per share of 10 cents in 2000. The loss in 2000 was due primarily to restructuring charges related to two nonconsolidated affiliates.

         The company posted record full-year revenues of $3.71 billion in 2001, up 11.4 percent from revenues of $3.33 billion in 2000. Full-year Property Earnings Before Interest, Taxes, Depreciation and Amortization (Property EBITDA) rose 10.9 percent to a record $982.8 million, compared with $886.5 million in 2000.

         "Our record performance is due to same-store sales growth fueled by sophisticated marketing techniques, targeted capital investments and incremental results from the July 31, 2001, acquisition of Harveys Casino Resorts," said Harrah's Entertainment Chairman and Chief Executive Officer Phil Satre. "Better weather in the fourth quarter of 2001 than in the year-earlier quarter also contributed to our improvements."

         Harrah's Entertainment posted fourth-quarter Adjusted EPS of 46 cents, within the range forecast in a pre-earnings announcement on January 15, 2002. In the 2000 fourth quarter, the company reported Adjusted EPS of 20 cents. Including all items, diluted earnings per share for the 2001 fourth quarter were 49 cents. In the 2000 fourth quarter, the company reported a loss of $1.41 per share due primarily to the aforementioned restructuring charges.

         The company's 2001 fourth-quarter revenues rose 16.9 percent to a record $960.6 million, compared with $822.0 million in the 2000 fourth quarter. Fourth-quarter Property EBITDA was a record $243.6 million, up 25.0 percent from fourth-quarter 2000 Property EBITDA of $194.9 million.

         "Despite its challenges, 2001 was a breakthrough year for our company," Satre said. "Our financial results clearly demonstrate the competitive advantages provided by our technology-based consumer-marketing strategies and confirm the value of our geographic-diversification strategy.

         "In addition to the recession and the effects of the September 11 terrorist attacks, we experienced a significant year-over-year increase in employee health-care costs in 2001," Satre said. "In spite of those issues, we were able to post record results due to strong increases in same-store gaming revenues and earnings associated with recent capital investments. The acquisition of Harveys Casino Resorts also added to earnings."

         Same-store gaming revenues nationwide rose 5.7 percent in 2001 from a year earlier. For the fourth quarter, same-store gaming revenues were up 8.6 percent from the 2000 fourth quarter, aided by strong performances by Eastern and Central Region properties.

         "When we saw recession-related declines in visitation and spending by retail customers beginning last March, we embarked on a program to bolster that segment of our business," Satre said. "The result was an improvement in retail business in many of our markets that complemented continued strong growth among avid experienced players and VIP customers during the second half of the year.

         "In addition, Total Rewards - the premier nationwide customer-loyalty program for casino players - enabled us to make rapid, direct and effective high-value incentive offers to our customers, stimulating our core business after September 11," Satre said.

         "The Harveys acquisition was accretive to income for the year. In addition, we completed the integration of three Harveys properties and 674,000 new customers into the Total Rewards system in record time," Satre said. "And expansion projects generated strong customer demand and higher cash flow at properties such as Harrah's Joliet and Harrah's Shreveport, proving the value of prudent capital spending."

         Among 2001 highlights:

         o Readers of STRICTLY SLOTS and CASINO PLAYER magazines awarded Harrah's a total of 467 honors for the company's Total Rewards loyalty program and for Harrah's superior customer service and value.

         o The company upgraded its award-winning consumer web site, www.harrahs.com, adding several customized features that allow members of the Total Rewards player-loyalty program to access comprehensive account information about their benefits and comps in real time. Total Rewards cardholders can also redeem offers and reserve hotel rooms on the site.

         o Harrah's Entertainment completed the acquisition of Harveys Casino Resorts on July 31, 2001. Harrah's acquired Harveys for approximately $661 million, including the fair value of debt assumed, plus transaction-related costs.

                  Harrah's also assumed a $50 million contingent obligation payable upon passage of a voter referendum in Iowa in the fall of 2002.

         o Several Harrah's properties completed upgrades and additions, including Harrah's Shreveport and Ak-Chin. New barge facilities were opened at Harrah's Joliet; the former Players brand property at Metropolis, Illinois, was converted to the Harrah's brand with an entirely new facility, and an upgraded riverboat casino began operations at Harrah's Lake Charles.

         o Additional expansions were announced at the Atlantic City Showboat and Harrah's Atlantic City. Construction began on a $125 million permanent casino and luxury resort on the Rincon San Luiseno Band of Mission Indians Reservation in Southern California. The permanent facility, to be managed by Harrah's, is scheduled to open in the second half of 2002.

         o Harrah's introduced a yield-management program designed to ensure high-value customers that the company's hotel rooms will be available to them at attractive prices. The results include a 3.6 percentage-point increase in rated occupancy and a 15.9 percent gain in gross gaming revenue per available room in 2001.

         o JCC Holding Company completed its financial reorganization after the Louisiana Legislature approved a reduction in minimum annual payments to the State and relaxed operating restrictions. Harrah's Entertainment owns 49 percent of the reorganized JCC Holding Company.

         o The company named Chief Operating Officer Gary Loveman to the new position of President and promoted Treasurer Charles Atwood to the additional positions of Senior Vice President and Chief Financial Officer.

         o The Prairie Band Potawatomi Nation extended a contract for Harrah's to manage the Nation's Harrah's Prairie Band Casino near Topeka for another five years, to January 2008. Previously, extended management contracts were awarded to the company for Harrah's Cherokee and Harrah's Ak-Chin casinos.

         o Harrah's Entertainment received several honors for its innovative technology and customer-service initiatives, including the CIO Enterprise Value Award for "groundbreaking operational and strategic use of technology" and the CIO Web Business 50 Award for its user-friendly web site.

         o Computerworld named Harrah's one of the Top Five of America's "100 Best Places to Work in Information Technology" for the third straight year. Harrah's was the only entertainment company selected for the prestigious Darwin Fittest 50 Award(TM) by IDG's DARWIN magazine for the company's innovative technology-based customer-relationship-management strategy.

         o Harrah's was the only American entertainment company selected as a component of the Dow Jones Sustainability World Index, which tracks companies around the globe that create long-term shareholder value.

         o "We plan to continue to develop and introduce new capabilities in 2002 that we believe will enhance future results," Satre said. "We expect to introduce new tools that should allow us to analyze slot and customer data more effectively, improve the design of our casino floors, facilitate our hiring and buying decisions and enhance our customer marketing.

         o "Our capital-spending program, while expected to be more modest in 2002 than in 2001, should drive continued growth with increased high-quality hotel rooms, more casino positions and new restaurants," Satre said. "Our financial capabilities, including a strong balance sheet and the highest debt rating in the casino industry, position us well to take advantage of growth opportunities that may arise in new jurisdictions. We are optimistic about the future."


-More-

                                 WESTERN REGION REPORTS RECORD REVENUES FOR YEAR

WESTERN REGION RESULTS
(in millions)

                                                             Percent                                   Percent
                                    2001         2000        Increase         2001          2000       Increase
                                   Fourth       Fourth      (Decrease)        Full          Full      (Decrease)
                                  --------     --------     ----------      --------      --------    ----------
Rio Hotel & Casino
      Revenues                    $   92.7     $   100.1         -7.4%      $  391.6      $  393.5          -0.5%
      Operating Profit*                6.5             -           N/M           1.5         (11.4)          N/M
      Property EBITDA*                18.0          11.3         59.3%          45.6          29.2          56.2%
Harrah's Southern Nevada
      Revenues                    $  100.4     $   103.5         -3.0%      $  422.5      $  403.6           4.7%
      Operating Profit                16.3          21.2        -23.1%          77.4          78.5          -1.4%
      Property EBITDA                 25.6          29.8        -14.1%         113.0         113.6          -0.5%
Harrah's Northern Nevada
   and Harveys Lake Tahoe
   and Colorado properties
      Revenues                    $  111.4     $    78.6         41.7%      $  389.4      $  332.5          17.1%
      Operating Profit                 7.8           9.1        -14.3%          51.9          60.8         -14.6%
      Property EBITDA                 16.9          14.8         14.2%          81.9          83.3          -1.7%
Total Western Region
      Revenues                    $  304.5     $   282.2          7.9%      $1,203.5      $1,129.6           6.5%
      Operating Profit                30.6          30.3          1.0%         130.8         127.9           2.3%
      Property EBITDA                 60.5          55.9          8.2%         240.5         226.1           6.4%

*Rio's Operating Profit and Property EBITDA for 2001 Full Year include $13.0 million in nonrecurring charges.

         Combined, Harrah's Western Region properties produced record full-year and fourth-quarter revenues and record fourth-quarter Property EBITDA. Results from the Harveys casinos in Nevada and Colorado helped mitigate the impact on our Northern Nevada properties of the weak economy in the area's major California feeder market.

          Harrah's Las Vegas full-year revenues rose 6.6 percent to a record level and Property EBITDA was up 2.0 percent from 2000. The facility's fourth-quarter revenues were down 3.4 percent and Property EBITDA was off 10.4 percent from the 2000 fourth quarter due primarily to the impact of the September 11 attacks on air travel.

          The Rio's full-year revenues declined less than 1.0 percent but Property EBITDA was up 56.2 percent from 2000 due to a de-emphasis on international high-end table-game play, which generated losses in 2000. For the 2001 fourth quarter, Rio's revenues declined 7.4 percent, but Property EBITDA rose 59.3 percent from the year-ago quarter and was the highest fourth-quarter Property EBITDA posted by the Rio since 1997.

          "In the third quarter, we focused the Rio's marketing efforts away from high-end international play and toward its traditional customer base, and the fourth-quarter's results showed marked improvements despite the lingering effects of September 11," said Gary Loveman, Harrah's President and Chief Operating Officer.

          At Harrah's Laughlin, full-year revenues were about even with last year's record results, while Property EBITDA was down 12.5 percent from 2000. Fourth-quarter revenues were also about even with the record results from the year-ago quarter, while Property EBITDA was down 34.4 percent. The results were impacted by a decline in business after September 11, particularly related to the property's air-charter program.

          Harrah's Reno reported a 4.0 percent decrease in full-year revenues and a 24.4 percent decline in Property EBITDA from 2000. Reno's fourth-quarter revenues were down 4.9 percent and Property EBITDA was 37.6 percent below that of the year-ago quarter. Weak economic conditions in the key Northern California feeder market hurt results in both the year and fourth quarter.

         Harrah's Tahoe also posted revenue and Property EBITDA declines for the full year and fourth quarter due to the depressed Northern California economy. Full-year revenues were off 8.3 percent from 2000, while Property EBITDA was down 26.7 percent year over year. Fourth-quarter revenues at Harrah's Tahoe declined 18.1 percent, while Property EBITDA was 56.8 percent below that of the year-ago quarter.

         The Harveys Lake Tahoe and Colorado casinos, acquired last July 31, contributed $78.0 million of revenues and $18.7 million in Property EBITDA to the Western Region's full-year results. Fourth-quarter revenues from the Harveys Western Region casinos totaled $42.0 million, while Property EBITDA was $8.9 million.

                         EASTERN REGION POSTS RECORD FULL-YEAR REVENUES, PROPERTY EBITDA

EASTERN REGION RESULTS
(in millions)

                                                             Percent                                   Percent
                                    2001         2000        Increase         2001          2000       Increase
                                   Fourth       Fourth      (Decrease)        Full          Full      (Decrease)
                                  --------     --------     ----------      --------      --------    ----------
Harrah's Atlantic City
      Revenues                    $   93.7     $    89.6          4.6%      $  397.3      $  394.3           0.8%
      Operating Profit                26.7          22.2         20.3%         121.3         113.0           7.3%
      Property EBITDA                 33.5          28.0         19.6%         147.8         138.2           7.7%

Showboat Atlantic City
      Revenues                    $   78.0     $    73.7          5.8%      $  326.7      $  329.2          -0.8%
      Operating Profit                12.3           9.9         24.2%          61.6          69.3         -11.1%
      Property EBITDA                 19.7          16.2         21.6%          89.7          93.7          -4.3%

Total Eastern Region
      Revenues                    $  171.7     $   163.3          5.1%      $  724.0      $  723.5           0.1%
      Operating Profit                39.0          32.1         21.5%         182.9         182.3           0.3%
      Property EBITDA                 53.2          44.2         20.4%         237.5         230.9           2.9%


          Propelling the Eastern Region to record results, Harrah's Atlantic City posted record revenues and Property EBITDA for the full year and the fourth quarter. The record operating results were due primarily to effective cost management. The Showboat's full-year revenues decreased slightly, and Property EBITDA was lower than in 2000 due primarily to costs associated with refocusing the property's marketing and adding new amenities that boosted results in the fourth quarter but hurt them earlier in the year. The Showboat's revenues rose
5.8 percent in the fourth quarter, while Property EBITDA increased 21.6 percent from the year-ago quarter due primarily to the opening of new restaurants that generated increased slot play.

                              CENTRAL REGION SETS FULL-YEAR, FOURTH-QUARTER RECORDS

CENTRAL REGION RESULTS
(in millions)

                                                             Percent                                   Percent
                                    2001         2000        Increase         2001          2000       Increase
                                   Fourth       Fourth      (Decrease)        Full          Full      (Decrease)
                                  --------     --------     ----------      --------      --------    ----------
Central Region
      Revenues                    $  467.2     $   357.4         30.7%      $1,707.6      $1,392.8          22.6%
      Operating Profit                94.1          69.6         35.2%         361.5         304.8          18.6%
      Property EBITDA                122.1          90.3         35.2%         470.9         383.3          22.9%

         Record results at Harrah's Chicagoland and Missouri casinos, as well as five months of results from Harveys Council Bluffs and Bluffs Run casinos, both in Council Bluffs, Iowa, helped the Central Region to set full-year revenue and Property EBITDA records. The Harveys Council Bluffs property began operating under the Harrah's brand name late in the 2001 fourth quarter.

         Full-year Central Region revenues rose 22.6 percent, aided by $103.6 million of revenues from the Harveys casinos in Iowa since July 31. Full-year Property EBITDA rose 22.9 percent, with the Iowa casinos contributing $26.6 million of the total. Harveys contributed $61.2 million of revenues in the fourth quarter and $14.2 million of Property EBITDA in the fourth quarter. For the region as a whole, fourth-quarter revenues rose 30.7 percent from the year-ago quarter, while Property EBITDA was up 35.2 percent.

          Harrah's Chicagoland casinos posted record combined revenues and Property EBITDA for the full year and fourth quarter. Harrah's Joliet's record performance was due in part to the conversion to barges from riverboats that was completed in late

September. Combined revenues of the Chicagoland casinos and Harrah's Metropolis rose 11.1 percent for the full-year 2001 from the year-ago period, while Property EBITDA was up 7.6 percent. The combined year-earlier results included slightly more than nine months of operations at the Metropolis casino, which was acquired in March 2000. Combined fourth-quarter Chicagoland and Metropolis revenues rose 19.0 percent from the 2000 fourth quarter, while Property EBITDA increased 23.1 percent.

         In Missouri, combined revenues from Harrah's North Kansas City and St. Louis properties were full-year and fourth-quarter records. For the year, combined revenues rose 13.5 percent and Property EBITDA was 18.7 percent higher than in 2000. The gains were due to synergies associated with consolidation of the former Players Maryland Heights facility into the adjacent Harrah's casino in St. Louis and to consolidation of the North Kansas City operations into a single barge facility late in the second quarter.

         Fourth-quarter revenues from the combined Missouri operations were up
2.4 percent, while Property EBITDA was 2.6 percent lower due to increased spending on promotions.

         Combined revenues at Harrah's Louisiana riverboats rose 32.8 percent to a record level in 2001 and Property EBITDA was up 32.3 percent, aided by improved shore-side amenities at Shreveport and a new boat in Lake Charles. Combined fourth-quarter revenues were up 20.8 percent and Property EBITDA rose
49.7 percent from the year-ago fourth quarter.

         Harrah's Mississippi properties recorded a 2.8 percent increase in full-year revenues and a 5.1 percent gain in Property EBITDA. Fourth-quarter revenues were up

13.4 percent and Property EBITDA was 49.7 percent higher than in the year-ago quarter.

MANAGED PROPERTIES:

          For the full year, Harrah's received higher management fees from the three Indian casinos it manages due to improved results at those facilities. However, overall management fees declined due to the restructuring of JCC Holding Company that resulted in lower recorded management fees from JCC. OTHER
ITEMS:

         Equity in earnings from nonconsolidated affiliates improved to break-even for the full year and fourth quarter. In 2000, significant losses were incurred from the New Orleans casino and National Airlines, Inc. Full-year corporate expense was 4.5 percent higher than in 2000, but remained approximately the same percentage of revenues as in the prior year.

         The company is accounting for its acquisition of Harveys Casino Resorts under the provisions of the new standards that govern the accounting for business combinations and intangible assets that were issued in mid-2001. The provisions of the new standard for accounting for intangible assets must be adopted for prior acquisitions effective January 1, 2002. Early adoption is not permitted. The company is currently analyzing the impact of this adoption on its financial statements. While this analysis has not yet been completed, it is likely that an impairment charge for a portion of the goodwill recorded on the company's books related to prior acquisitions will be necessary. Such a charge is expected to be reported in first quarter 2002 as a change in accounting principle.

          Despite lower interest rates, interest expense increased 12.6 percent for the year and 9.1 percent for the fourth quarter from the prior-year periods due to higher debt levels taken on for the Harveys acquisition and for share repurchases. Approximately 6.6 million shares were repurchased under the company's stock-repurchase program during 2001 at an average price of $28.07 per share. The company can repurchase up to 3.9 million additional shares under its current Board-approved authorization.

          Other income for 2001 included gains from resolution of a contingency related to a former affiliate, the sale of excess real estate in Las Vegas and the settlement of a land-condemnation dispute from 1998.

          Harrah's Entertainment will host a conference call for interested parties today, Wednesday, February 6, 2002, at 9:00 a.m. Eastern Standard Time to review its full-year and fourth-quarter 2001 financial results. For those interested in participating in the call, please dial 1-888-399-2695, or 1-706-679-7646 for international callers, approximately 10 minutes before the call start time. A taped replay of the conference call can be accessed at 1-800-642-1687, or 1-706-645-9291 for international callers, beginning at 1 p.m. EST Wednesday, February 6, at 1:00 p.m. EST. The replay will be available through 11:59 p.m. EST on Wednesday, February 13. The passcode number for the replay is 3159654.

          Interested parties wanting to listen to the live conference call on the Internet may do so on the company's web site - www.harrahs.com - in the Investor Relations section behind the "About Us" tab.

          Founded more than 60 years ago, Harrah's Entertainment, Inc. is the most recognized and respected name in the casino-entertainment industry, operating 25 casinos in the United States, primarily under the Harrah's brand name. Harrah's Entertainment is focused on building loyalty and value with its target customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

          This release includes "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contains words such as "may," "will," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," "continue" or "pursue," or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings and future financial results. We have based these forward-looking statements on our current expectations and projections about future events.

          We caution the reader that forward-looking statements involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors as well as other factors described from time to time in our reports filed with the Securities and Exchange Commission:

         o the effect of economic, credit and capital market conditions on the economy in general, and on gaming and hotel companies in particular;
         o construction factors, including zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;
         o our ability to timely and cost effectively integrate into our operations the companies that we acquire;
         o        access to available and feasible financing;
         o changes in laws or regulations, third party relations and approvals, and decisions of courts, regulators and governmental bodies;
         o litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation;
         o        abnormal gaming holds; and
         o the effects of competition, including locations of competitors and operating and market competition.

         Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

         -MORE-

                                   HARRAH'S ENTERTAINMENT, INC.
                                CONSOLIDATED SUMMARY OF OPERATIONS
                                            (UNAUDITED)

                                             FOURTH QUARTER ENDED                     YEAR ENDED
                                        --------------------------    --------------------------
(In thousands, except per                   Dec. 31,       Dec. 31,       Dec. 31,       Dec. 31,
 share amounts)                                2001           2000           2001           2000
                                        -----------    -----------    -----------    -----------
Revenues*                               $   960,641    $   822,020    $ 3,709,040    $ 3,329,796
Property operating expenses                (717,057)      (627,141)    (2,726,258)    (2,443,282)
Depreciation and amortization               (75,696)       (61,271)      (285,773)      (236,082)
                                        -----------    -----------    -----------    -----------
  Operating profit                          167,888        133,608        697,009        650,432

Corporate expense                           (12,962)       (12,589)       (52,746)       (50,472)
Headquarters relocation and
  reorganization expenses                        --             --             --         (2,983)
Equity in nonconsolidated affiliates            745        (14,072)           148        (57,935)
Amortization of intangible assets            (7,730)        (6,088)       (25,288)       (21,540)
Reserves for New Orleans casino                  --       (220,000)        (2,322)      (220,000)
Project opening costs and other
  nonrecurring items                        (13,826)       (10,662)       (35,836)       (14,764)
                                        -----------    -----------    -----------    -----------

Income (loss) from operations               134,115       (129,803)       580,965        282,738
Interest expense, net of interest
  capitalized                               (64,701)       (59,297)      (255,801)      (227,139)
Loss on equity interests in
  subsidiaries:
    National Airlines, Inc.                      --        (39,400)            --        (39,400)
    Other                                        --         (2,226)        (5,040)        (2,226)
Other income (expense), including
  interest income                            23,436         (3,815)        28,219          3,866
                                        -----------    -----------    -----------    -----------

Income (loss) before income taxes and
  minority interests                         92,850       (234,541)       348,343         17,839
Income tax (provision) benefit              (33,414)        75,514       (126,737)       (15,415)
Minority interests                           (4,337)        (2,259)       (12,616)       (13,768)
                                        -----------    -----------    -----------    -----------

Income (loss) before extraordinary
  losses                                     55,099       (161,286)       208,990        (11,344)
Extraordinary gain (losses), net of
  tax                                             2             --            (23)          (716)
                                        -----------    -----------    -----------    -----------
Net income (loss)                       $    55,101    $  (161,286)   $   208,967    $   (12,060)
                                        ===========    ===========    ===========    ===========

Earnings (loss) per share - basic
  Before extraordinary losses           $      0.50    $     (1.41)   $      1.84    $     (0.09)
  Extraordinary losses, net of tax               --             --             --          (0.01)
                                        -----------    -----------    -----------    -----------
    Net income (loss)                   $      0.50    $     (1.41)   $      1.84    $     (0.10)
                                        ===========    ===========    ===========    ===========

Earnings (loss) per share - diluted
  Before extraordinary losses           $      0.49    $     (1.41)   $      1.81    $     (0.09)
  Extraordinary losses, net of tax               --             --             --          (0.01)
                                        -----------    -----------    -----------    -----------
    Net income (loss)                   $      0.49    $     (1.41)   $      1.81    $     (0.10)
                                        ===========    ===========    ===========    ===========
Weighted average common
  shares outstanding                        110,442        114,049        113,540        117,190
                                        ===========    ===========    ===========    ===========
Weighted average common and common
  equivalent shares outstanding             112,747        114,049        115,708        117,190
                                        ===========    ===========    ===========    ===========

* See note (a) on Supplemental Operating Information.

                                HARRAH'S ENTERTAINMENT, INC.
                             SUPPLEMENTAL OPERATING INFORMATION
                                        (UNAUDITED)

                                        FOURTH QUARTER ENDED                    YEAR ENDED
                                  --------------------------    --------------------------
(In thousands)                        Dec. 31,       Dec. 31,       Dec. 31,       Dec. 31,
                                         2001           2000           2001           2000
                                  -----------    -----------    -----------    -----------
                REVENUES(a)
  Western Region                  $   304,441    $   282,286    $ 1,203,496    $ 1,129,660
  Eastern Region                      171,738        163,295        724,035        723,470
  Central Region                      467,212        357,398      1,707,605      1,392,834
  Managed                              16,390         16,877         67,143         75,607
  Other                                   860          2,164          6,761          8,225
                                  -----------    -----------    -----------    -----------
    Total Revenues                $   960,641    $   822,020    $ 3,709,040    $ 3,329,796
                                  ===========    ===========    ===========    ===========


              OPERATING PROFIT
  Western Region                  $    30,601    $    30,297    $   130,768    $   127,940
  Eastern Region                       39,043         32,064        182,950        182,335
  Central Region                       94,081         69,636        361,448        304,757
  Managed                              14,319         13,545         55,665         64,861
  Other                               (10,156)       (11,934)       (33,822)       (29,461)
                                  -----------    -----------    -----------    -----------
    Total Operating Profit        $   167,888    $   133,608    $   697,009    $   650,432
                                  ===========    ===========    ===========    ===========


            PROPERTY EBITDA(b)
  Western Region                  $    60,521    $    55,922    $   240,545    $   226,147
  Eastern Region                       53,144         44,215        237,486        230,872
  Central Region                      122,082         90,253        470,880        383,343
  Managed                              14,364         14,147         55,815         67,260
  Other                                (6,527)        (9,658)       (21,944)       (21,108)
                                  -----------    -----------    -----------    -----------
    Total Property EBITDA         $   243,584    $   194,879    $   982,782    $   886,514
                                  ===========    ===========    ===========    ===========


PROJECT OPENING AND OTHER
  NONRECURRING ITEMS
    Project opening costs         $    (4,945)   $    (3,867)   $   (13,136)   $    (8,258)
    Writedowns, reserves and
      recoveries                       (8,872)        (6,395)       (20,176)        (6,106)
    Venture restructuring
      costs                                (9)          (400)        (2,524)          (400)
                                  -----------    -----------    -----------    -----------
        Total                     $   (13,826)   $   (10,662)   $   (35,836)   $   (14,764)
                                  ===========    ===========    ===========    ===========


(a) New accounting guidance issued in and effective for first quarter 2001 requires that the cost of the cash-back component of the Company's Total Rewards program be treated as a reduction of revenues. Previously, these costs had been treated as a casino expense. The new guidance impacts only the income statement classification of these costs. It does not impact operating profit or Property EBITDA. The prior year's results have been restated to reflect the impact of implementing this new guidance.

(b) Property EBITDA (earnings before interest, taxes, depreciation and amortization) consists of Operating Profit before depreciation and amortization expenses. Property EBITDA is a supplemental financial measure used by management, as well as industry analysts, to evaluate our operations.

However, Property EBITDA should not be construed as an alternative to Income from operations (as an indicator of our operating performance) or to Cash flows from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. All companies do not calculate EBITDA in the same manner. As a result, Property EBITDA as presented by our Company may not be comparable to similarly titled measures presented by other companies.

                            HARRAH'S ENTERTAINMENT, INC.
                             SUPPLEMENTAL INFORMATION
                                   (UNAUDITED)

                       Computation of diluted earnings per share
                        excluding items not typically included
                                 in analyst estimates


                                       FOURTH QUARTER ENDED                YEAR ENDED
                                     ----------------------    ----------------------
(In thousands)                         Dec. 31,     Dec. 31,     Dec. 31,     Dec. 31,
                                          2001         2000         2001         2000
                                     ---------    ---------    ---------    ---------
Income (loss) before taxes and
  minority interests                 $  92,850    $(234,541)   $ 348,343    $  17,839
Add/(deduct):
  Reserves for New Orleans casino           --      220,000        2,322      220,000
  Project opening costs and
    other nonrecurring items            13,826       10,662       35,836       14,764
  Gains on sales of non-strategic
    land                               (19,337)          --      (19,019)          --
  Charges to refocus the Rio
    included in property operating
    profit                                  --           --       13,033           --
  Gain on settlement of a
    contingency arising from
    disposition of a former
    affiliate                               --           --       (7,141)          --
  Deferred compensation plan
    conversion incentive interest
    expense                                 --           --        2,742           --
  Incremental riverboat
    depreciation                            --        2,394       10,081        4,787
  Loss on equity interests:
    National Airlines, Inc.                 --       39,400           --       39,400
    Other                                   --        2,226        5,040        2,226
                                     ---------    ---------    ---------    ---------
Adjusted income before taxes
  and minority interests                87,339       40,141      391,237      299,016
Provision for income taxes             (31,333)     (14,300)    (142,929)    (107,681)
Minority interests                      (4,337)      (2,259)     (12,616)     (13,768)
                                     ---------    ---------    ---------    ---------
Adjusted income before
  extraordinary losses               $  51,669    $  23,582    $ 235,692    $ 177,567
                                     =========    =========    =========    =========
Diluted earnings per share
  before extraordinary losses,
  as adjusted                        $    0.46    $    0.20    $    2.04    $    1.49
                                     =========    =========    =========    =========
Weighted average common and
  common equivalent shares
  outstanding*                         112,747      116,536      115,708      119,079
                                     =========    =========    =========    =========


* Reflects dilution for adjusted income